Exhibit 11.1

                             TEJAS GAS CORPORATION

                  COMPUTATION OF EARNINGS PER COMMON SHARE (1)
                                  (unaudited)

                                                              1995            1994            1993
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                                                            (in thousands, except per share amounts)

Weighted average number of common shares
     outstanding (2)                                         11,568          11,483          11,336
Incremental common shares resulting from
     assumed exercise of stock options based
     on the stock's daily average market price(1)               146             342             489
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Weighted average number of common shares
     outstanding and common equivalent shares
     for primary calculation                                 11,714          11,825          11,825
Incremental common shares resulting from
     assumed exercise of stock options based
     on the more dilutive of the stock's daily
     average market price or ending price(1)                     42               -              27
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Weighted average number of common shares
     outstanding and common equivalent shares
     assuming full dilution                                  11,756          11,825          11,852
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Net Earnings Applicable To Common Stock                   $  24,544       $  22,153       $  17,016
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Earnings per Common Share on Consolidated
     Statements of Earnings(2):
Weighted average number of common shares outstanding         11,568          11,825          11,825
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Earnings Per Common Share                                    $ 2.12          $ 1.87          $ 1.44
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Earnings Per Common and Common Equivalent
     Share:
Primary earnings per common share(2)                         $ 2.10          $ 1.87          $ 1.44
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Fully-diluted earnings per common share                      $ 2.09          $ 1.87          $ 1.44
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
(1) All shares have been restated to reflect a stock dividend of one-tenth of one share of Common Stock for each share of Common Stock outstanding on July 27, 1995.

(2) The earnings per share reported on the Consolidated Statements of Earnings for 1995 do not reflect the dilutive effect of the stock options because the dilution is less than 3%.